UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2015

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 U.S. Highway 206, Suite 200, Bedminster, NJ	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2015, we announced a new program aimed at reducing the cost of goods of Neutrolin® catheter lock solution through a more efficient, custom synthesis of the active ingredient taurolidine. As part of that program, on April 8, 2015, we entered into a Preliminary Services Agreement with [RC]2 Pharma Connect LLC (“RC2”), pursuant to which RC2 will coordinate certain manufacturing services related to taurolidine, which is a key ingredient in Neutrolin. Specifically, RC2 will undertake a critical parameters evaluation for our manufacturing needs and coordinate the cGMP processes set forth in the agreement that we believe are necessary for the submission of our planned new drug application, or NDA, for Neutrolin to the U.S. Food and Drug Administration, as well as any foreign regulatory applications. The total cost for RC2’s services under the preliminary services agreement is approximately $1.7 million. We and RC2 are to negotiate a manufacturing services agreement within 60 days of the preliminary services agreement. RC2 also agreed to an expected price per kilogram for taurolidine for any future commercial supply agreement we may negotiate with RC2.

We will file the preliminary services agreement as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: April 14, 2015	By:	/s/ Randy Milby
Randy Milby
Chief Executive Officer